Exhibit 4.3
Execution Version

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***].”

ANTHROPIC, PBC
2026 STOCK PURCHASE AND CONVERTIBLE NOTE FACILITY AGREEMENT
This 2026 Stock Purchase and Convertible Note Facility Agreement (this “Agreement”) is made as of April 20, 2026 by and between Anthropic, PBC, a Delaware public benefit corporation (the “Company”), and Amazon Web Services, Inc. (“Purchaser”).
RECITALS
WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell, and Purchaser desires to purchase, (i) [***] shares of the Company’s Series G-2 Preferred Stock and (ii) (a) one or more convertible promissory notes, which shall be convertible on the terms stated therein into shares of Capital Stock (as defined below), and/or (b) Public Shares (as defined below), in the aggregate amount of up to $20,000,000,000, as determined pursuant to the terms of this Agreement.
WHEREAS, in connection with the transactions described above, the Company further desires to grant Purchaser, and Purchaser further desires to acquire, an option to invest up to $5,000,000,000 in any Equity Financing (as defined in the Notes (as defined below)), other than the Company’s Series G Financing (as defined below).
AGREEMENT
The parties hereto hereby agree as follows:
1.    Series G Financing Investment.
(a)    Within ten (10) Business Days following the date hereof, Purchaser shall purchase, and the Company shall sell to Purchaser, [***] shares of the Company’s Series G-2 Preferred Stock in connection with, and as a part of, the Company’s Series G Financing (the “Series G Investment”). To the extent Purchaser is not already a party to each of the Series G Financing Documents, Purchaser shall execute and deliver each such Series G Financing Document in connection therewith.
(b)    The Company and Purchaser acknowledge and agree that, in accordance with the terms of the Prior Notes (as defined below), and for the purposes of the Notes and the Prior Notes, Purchaser hereby waives application of the Conversion Limitation and Ownership Threshold (each as defined in the Notes and the Prior Notes) solely with respect to the Series G Investment; it being understood that, for the avoidance of doubt, the Conversion Limitation and

Ownership Threshold shall continue to apply in full force and effect to any future conversion of the Notes and the Prior Notes subsequent to the Series G Investment.
2.    Purchase and Sale of Notes.
(a)    Draw Requests and Closings.
(i)    From the date of this Agreement until the Expiration Date (the “Draw Period”), the Company may, upon written notice to Purchaser in the form attached as Exhibit E hereto (such notice, a “Draw Request”, and the amount set forth in such Draw Request, which shall be in $1,000,000,000 increments, the “Requested Funds”), request that Purchaser (1) if the date of the corresponding Closing (as defined below) is prior to the date of the occurrence of a Liquidity Event (as defined in the Notes), purchase one or more Original Notes with an aggregate principal amount equal to the amount of the Requested Funds set forth in such Draw Request by payment to the Company of the Requested Funds, and (2) if the date of the corresponding Closing is on or after the date of the occurrence of a Liquidity Event, purchase in a private placement a number of shares of the Company’s N-Class Common Stock (“Public Stock”) equal to the quotient (rounded down to the nearest whole share) of (A) the Requested Funds divided by (B) the Public Stock Price (such shares of Public Stock to be purchased by Purchaser, the “Public Shares”) pursuant to a Post-IPO Stock Purchase Agreement, by payment to the Company of an amount equal to the Public Stock Price multiplied by the Public Shares (the “Corresponding Public Share Purchase Amount”); provided, however, that if the purchase of the Public Shares would cause Purchaser to receive shares of Capital Stock such that Purchaser’s ownership of the Company following such purchase exceeds the Ownership Threshold, then the portion of the Draw Request that would cause Purchaser’s ownership of the Company to exceed the Ownership Threshold shall instead be funded by the purchase of a promissory note in substantially the form attached to this Agreement as Exhibit D (a “Public Roll-Over Note”) in an amount equal to the balance of the Draw Request that is not paid to the Company for the purchase of the Public Shares (the “Public Share Roll-Over Amount”), and Purchaser agrees to accept and purchase such Notes and/or Public Shares, as applicable, in each case subject to the terms and conditions of this Agreement, including without limitation Section 2(b). For purposes of this Agreement, references to the “Corresponding Public Share Purchase Amount” shall mean such amount as reduced by the Public Share Roll-Over Amount, if applicable. Notwithstanding the foregoing, if the Requested Funds in a given Draw Request (i) exceed $[***] or relate to multiple Delivered Capacity Milestones, and (ii) cannot be funded under a single Original Note or a single Post-IPO Stock Purchase Agreement because the applicable Capped Price or Public Stock Price would not be the same for the entirety of the Requested Funds under such Draw Request, then Purchaser shall enter into a separate Original Note or Post-IPO Stock Purchase Agreement, as applicable, for each portion of the Requested Funds corresponding to each such Capped Price or Public Stock Price.
(ii)    Each Draw Request shall contain sufficient information for Purchaser to validate the achievement of the applicable Delivered Capacity Milestone(s) supporting the Requested Funds set forth in such Draw Request. If Purchaser objects to the Company’s calculations set forth in any Draw Request, Purchaser shall provide written notice to the Company of such objection within fifteen (15) Business Days after receipt of the Draw Request. Upon any such notice of objection, the Company and Purchaser shall promptly meet and discuss in good faith to resolve such dispute.

(iii)    With respect to any Draw Request, the payment of the Requested Funds to the Company and the issuance and sale by the Company to Purchaser of the corresponding Note and/or Public Shares (which time and place is designated in each case as a “Closing”) shall take place remotely by the electronic exchange among the parties and their counsel of all documents and deliverables required under this Agreement, and shall occur on the date specified by the Company in the applicable Draw Request, provided that, without Purchaser’s prior written consent, the date of such Closing shall be no earlier than the date that is sixty (60) days after the delivery of the applicable Draw Request.
(iv)    At each applicable Closing, the Company shall execute and deliver to Purchaser (1) the applicable Note to be purchased by Purchaser and/or Post-IPO Stock Purchase Agreement against (A) payment of the applicable purchase price with respect thereto by wire transfer to a bank designated by the Company and (B) delivery of counterpart signature pages to the applicable Note and/or Post-IPO Stock Purchase Agreement, (2) a certificate signed by an officer of the Company certifying that the closing conditions set forth in Section 7 of this Agreement are true and correct as of the date of the applicable Closing, and (3) an updated Schedule of Exceptions, to the extent necessary, as of the applicable Closing. At each Closing, Exhibit A to this Agreement shall be automatically amended to reflect (i) the principal amount of the applicable Note funded at such Closing and/or (ii) the number of Public Shares purchased and the Corresponding Public Share Purchase Amount in respect thereof funded at such Closing pursuant to the Post-IPO Stock Purchase Agreement, as applicable. At each Closing, the Company shall furnish to Purchaser an updated version of this Agreement with Exhibit A updated to reflect such Closing.
(v)    The Public Shares, the Notes and the shares of Capital Stock issuable upon conversion thereof (and the securities issuable upon conversion of such shares of Capital Stock) are collectively referred to herein as the “Securities”.
(b)    Aggregate Facility Amount Available. The total aggregate amount available to be funded by Purchaser in respect of the sale and issuance by the Company to Purchaser of either Notes or Public Shares, as applicable, pursuant to this Agreement as of any date of determination (the “Available Facility Amount”) shall be equal to $0 as of the date of this Agreement and shall increase by $5,000,000,000 increments per [***] of Delivered Capacity (each such [***] of Delivered Capacity, a “Delivered Capacity Milestone”), minus any Requested Funds actually funded pursuant to a Note or Post-IPO Stock Purchase Agreement, as applicable, prior to such date; provided that, the total aggregate dollar amount to be funded by Purchaser in respect of the sale and issuance by the Company to Purchaser of either Notes or Public Shares, as applicable, pursuant to this Agreement shall not exceed $20,000,000,000 (the “Aggregate Facility Amount”); it being understood and agreed that any funds invested by Purchaser in an Equity Financing pursuant to the Financing Option (as defined below) shall reduce the Aggregate Facility Amount on a dollar‑for‑dollar basis. Notwithstanding the foregoing, the initial [***] of Delivered Capacity shall not constitute a Delivered Capacity Milestone and shall have no effect on the Available Facility Amount, such that Available Facility Amount shall be $0 until the Purchaser has delivered [***] of total Delivered Capacity.
3.    Equity Financing Option.

(a)    At any time after the date of this Agreement and prior to the date of the occurrence of a Liquidity Event, Purchaser may elect to invest up to $5,000,000,000 in the aggregate in any Equity Financing (as defined in the Notes), excluding, for the avoidance of doubt, the Company’s Series G Financing (the “Financing Option”); it being understood and agreed that the Series G Investment shall not constitute an exercise of the Financing Option. The Company shall give Purchaser at least ten (10) Business Days’ advance notice of the anticipated initial closing of any Equity Financing (the “Financing Notice”). In the event that Purchaser desires to exercise the Financing Option with respect to any Equity Financing, Purchaser shall deliver a written notice to the Company within ten (10) days after receipt of the applicable Financing Notice, which notice shall indicate the aggregate amount to be invested by Purchaser in such Equity Financing. For the avoidance of doubt, if Purchaser elects to invest in more than one Equity Financing pursuant to the Financing Option, in no event shall the aggregate amount of such investments pursuant to the Financing Option exceed $5,000,000,000. In any Equity Financing in connection with which Purchaser exercises its Financing Option, Purchaser shall purchase shares of a series of the Company’s preferred stock having the identical rights, privileges, preferences and restrictions as the shares of the Standard Preferred Stock (as defined in the Notes) sold in the applicable Equity Financing (the “Direct Investment Stock”), other than with respect to voting rights, as all such shares of Direct Investment Stock shall be nonvoting for all purposes other than (a) voting rights that are substantially similar to the voting rights set forth in Article IV(B)(7) of the Restated Certificate or (b) as required by applicable law.
(b)    Any investment made by Purchaser pursuant to the exercise of the Financing Option set forth in Section 3(a) above shall be upon the terms and subject to the conditions of the applicable Equity Financing and the Restated Certificate and Amended and Restated Bylaws and other corporate governing documents, as determined by the Company and its investors in their sole discretion. In connection with such investment, Purchaser hereby agrees to execute and deliver to the Company all transaction documents related to the applicable Equity Financing, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions, in each case in the same form and on the same terms as agreed by the participants in such Equity Financing (including a lock-up agreement in connection with an initial public offering) (collectively, the “Equity Financing Documents”); provided, however, that in no event shall any such Equity Financing Document be deemed to amend or otherwise supersede the terms of the Investment Letter.
4.    Note Conversion.
(a)    Purchaser understands and agrees that the conversion of the Notes into shares of Capital Stock are subject to the terms and conditions set forth in the applicable Note.
(b)    Immediately following the occurrence of a Conversion Trigger Equity Financing (as defined in the Notes) or Liquidity Event with respect to any outstanding Note, the Company shall issue to Purchaser automatically, and without any further action or approval required by either the Company or Purchaser, a promissory note in substantially the form attached to this Agreement as Exhibit C (a “Private Roll-Over Note”), in the amount equal to the sum of the remaining Balance Amounts (as defined in the Notes) (if any) of such issued and outstanding Notes following the conversion of all or a portion of any such Notes into Capital Stock upon such Conversion Trigger Equity Financing or Liquidity Event (the “Roll-Over

Amount”). For the avoidance of doubt, if the Roll-Over Amount is $0, then no such Roll-Over Note shall be issued.
5.    Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that, except as set forth in the Schedule of Exceptions delivered separately by the Company to Purchaser in connection with execution of this Agreement or the applicable Closing, the following representations are true and correct as of the date of this Agreement and the Fundamental Representations are true and correct as of each Closing, except in each case if another date is otherwise indicated. The Schedule of Exceptions shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Section 5, and the disclosures in any sections or subsections of the Schedule of Exceptions shall qualify other sections and subsections in Section 5 only to the extent it is readily apparent from a reading of the disclosures that such disclosure is applicable to such other section or subsection.
For purposes of these representations and warranties (other than those in Sections 5(b), (c), (d) and (e)), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.
(a)    Organization, Good Standing and Qualification. The Company is a public benefit corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted or proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as defined below).
(b)    Capitalization. The authorized capital stock of the Company consists, immediately prior to the execution and delivery of this Agreement, of:
(i)    875,738,261 shares of Preferred Stock, of which 48,574,420 shares have been designated Series A Preferred Stock, [***] of which are issued and outstanding, 87,430,352 shares have been designated Series B Preferred Stock, [***] of which are issued and outstanding, 26,397,182 shares have been designated Series C-1 Preferred Stock, [***] of which are issued and outstanding, 13,361,719 shares have been designated Series C-2 Preferred Stock, [***] of which are issued and outstanding, 35,012,753 shares have been designated Series D-1 Preferred Stock, [***] of which are issued and outstanding, 4,443,769 shares have been designated Series D-2 Preferred Stock, [***] of which are issued and outstanding, 4,999,250 shares have been designated Series D-3 Preferred Stock, [***] of which are issued and outstanding, 63,610,106 shares have been designated Series E-1 Preferred Stock, [***] of which are issued and outstanding, 95,281,934 shares have been designated Series E-2 Preferred Stock, [***] of which are issued and outstanding, 12,664,555 shares have been designated Series E-3 Preferred Stock, [***] of which are issued and outstanding, 15,342,945 shares have been designated Series E-4 Preferred Stock, [***] of which are issued and outstanding, 24,243,584 shares have been designated Series E-5 Preferred Stock, [***] of which are issued and outstanding, 92,219,720 shares have been designated Series F-1 Preferred Stock, [***] of which are issued and outstanding, 20,739,866 shares have been designated Series F-2 Preferred Stock, [***] of which are issued and outstanding, 92,615,316 shares have been designated Series G-1 Preferred Stock, [***] shares of which are issued and outstanding, 30,871,772 shares have been designated Series G-2 Preferred Stock, [***] shares of which are issued and outstanding,

125,034,583 shares have been designated Series G-3 Preferred Stock, [***] shares of which are issued and outstanding, 3,321,638 shares have been designated Series G-4 Preferred Stock, [***] of which are issued and outstanding and 79,572,797 shares have been designated Series G-5 Preferred Stock, [***] of which are issued and outstanding.
(ii)    1,548,000,000 shares of Common Stock, of which 938,411,335 shares have been designated Voting Common Stock, [***] shares of which are issued and outstanding, and 609,588,665 shares have been designated N-Class Common Stock, [***] shares of which are issued and outstanding.
(iii)    1,000 shares of Class T Common Stock, [***] of which are issued and outstanding.
(iv)    The rights, preferences and privileges of the Preferred Stock are as stated in the Restated Certificate. All outstanding shares of Common Stock and Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with applicable federal and state securities laws.
(v)    The Company has reserved [***] shares of Voting Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Amended and Restated 2021 Stock Plan duly adopted by the Board of Directors and approved by the Company’s holders of outstanding voting stock (the “Stock Plan”). Of such reserved shares of Voting Common Stock, [***] shares have been issued pursuant to restricted stock purchase agreements, [***] shares have been issued pursuant to the exercise of options and are currently outstanding, [***] shares of which have been repurchased, [***] restricted stock units and options to purchase shares have been granted and are currently outstanding, and [***] shares of Voting Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.
(vi)    The Company has reserved [***] shares of N-Class Common Stock for issuance pursuant to its Donation Match Plan duly adopted by the Board of Directors (the “Donation Matching Plan”), [***] of which shares of N-Class Common Stock have been issued pursuant to the Donation Matching Plan and [***] of which shares of N-Class Common Stock remain available for issuance pursuant to the Donation Matching Plan.
(vii)    Except for the conversion privileges of the Preferred Stock, and the outstanding options or restricted stock units issued pursuant to the Stock Plan, and except as set forth in the Investors’ Rights Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock. None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(c)    Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
(d)    Authorization. All corporate action on the part of the Company, its officers, directors and holders of capital stock necessary for the authorization, execution and delivery of the Transaction Documentation and the authorization, sale, issuance and delivery of the Securities, and the performance of all obligations of the Company hereunder and under the Transaction Documentation has been taken or will be taken prior to the date of this Agreement, except that the Company has not obtained the necessary corporate approval for the authorization of any shares of Preferred Stock (or Common Stock of the Company issuable upon conversion of such shares of Preferred Stock) or Common Stock issuable upon conversion of the Notes or N-Class Common Stock issuable pursuant to a Post-IPO Stock Purchase Agreement. The Transaction Documentation, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Capital Stock to be issued, sold and delivered upon conversion of the Notes (and Common Stock of the Company issuable upon conversion of such shares of Preferred Stock) or issuance of N-Class Common Stock pursuant to a Post-IPO Stock Purchase Agreement will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of Purchaser in Section 6 of this Agreement, will be issued in compliance with all applicable federal and state securities laws.
(e)    Governmental Consents and Filings. Assuming the accuracy of the representations made by Purchaser in Section 6 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable state securities laws and Regulation D of the Securities Act.
(f)    Disqualification. The Company is not disqualified from relying on Rule 506 of Regulation D (“Rule 506”) under the Securities Act for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Notes or the Public Shares to Purchaser. The Company has furnished to Purchaser, a reasonable time prior to the date hereof, a description in writing of any matters that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, in each case, in compliance with the disclosure requirements of Rule 506(e).
(g)    Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, or charge or investigation pending or, to the Company’s knowledge, currently threatened, (i) against the Company or, to the Company’s knowledge, any Founders, directors or officers of the Company, including, without limitation, any claims involving the prior employment of any of the foregoing or their services provided in connection with the Company’s business other than matters occurring in the ordinary course of business that are not expected to have a Material Adverse Effect, (ii) against the Company that questions the validity of the

Transaction Documentation or the other Securities or the right of the Company to enter into them, or to consummate the transactions contemplated thereby, or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company or, to the Company’s knowledge, any of its directors or officers, is a party to or named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of Founders, directors or officers, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.
(h)    Intellectual Property.
(i)    To the Company’s knowledge with respect to patents and trademarks only, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, applications or registrations for any of the foregoing, data (including, without limitation, training data), trade secrets, licenses, information and proprietary rights and processes, similar or other intellectual property rights, including subject matter and tangible embodiments of any of the foregoing, owned or used by the Company or necessary for its business as currently conducted and as currently proposed to be conducted (the “Company Intellectual Property”) without any conflict with, or infringement of, the rights of others. To the Company’s knowledge, (1) no product or service marketed or sold by the Company violates any license or infringes any intellectual property rights of any other party, and (2) no product or service proposed to be marketed or sold by the Company as of the date of this Agreement will violate any license or will infringe any intellectual property rights of any other party.
(ii)    There are no outstanding options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind relating to the Company Intellectual Property owned or purported to be owned by the Company (“Company-Owned Intellectual Property”), and the Company is not a party to any licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes or intellectual property rights of any other Person, in each case, other than: (1) licenses of the Company’s products and services entered into in the ordinary course of business that do not materially restrict the Company’s ability to operate its business, (2) licenses to the Company of third-party products and services that are not material to the Company’s ability to operate its business, (3) licenses to Open Source Software (as defined below), (4) agreements that include a license for the incidental use trademarks, service marks or symbols, including for marketing or promotional purposes, where such license is not the primary purpose of the agreement, and (5) licenses pursuant to a Confidential Information and Invention Assignment Agreement (as defined below).
(iii)    The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other Person. The Company is not aware that any other Person is engaging in any activity or business that conflicts or will conflict with, infringes or will infringe, or misappropriates or will misappropriate the Company’s rights in and to Company Intellectual Property.

(iv)    Each current and former employee and consultant has assigned to the Company all intellectual property rights he, she or it owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (1) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (2) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (3) resulted from the performance of services for the Company. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. No current or former employee or officer of the Company has excluded works or inventions from his or her agreements from the Company that are used in or necessary for the Company’s business, nor does the Company believe it is or will be necessary to use any inventions of any of its employees (or any Persons it currently intends to hire) made prior to their employment by the Company.
(v)    To the Company’s knowledge and upon reasonable investigation, the Company has not embedded, used, distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products, services or proprietary software that the Company has made available (or intends to make available as of the date of this Agreement) in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires: (1) any Company Intellectual Property be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (2) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (3) the creation of any obligation for the Company with respect to Company-Owned Intellectual Property, or the grant to any third party of any rights or immunities under Company-Owned Intellectual Property; or (4) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company-Owned Intellectual Property, excluding those related to attribution.
(vi)    No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company-Owned Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property has performed services for the government or any university, college or other educational institution or research center in a manner that, in each case, would affect the Company’s rights in or to such Company Intellectual Property.

(vii)    The Company has used commercially reasonable efforts to identify and remove from any software that is Company-Owned Intellectual Property any back door, time bomb, drop dead device, virus, Trojan horse, worm, or other software routine or hardware component designed to permit unauthorized access to disable, erase, or otherwise harm software, hardware, or data, whether automatically with the passage of time or under the positive control of a Person other than the user of the software or program. To the Company’s knowledge, all software that is Company-Owned Intellectual Property has been developed and maintained by the Company in material accordance with the Company’s contractual obligations to its customers and end users and the Company’s public written statements regarding the Company’s artificial intelligence and software development processes and mandates.
(i)    Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of the Restated Certificate or its Bylaws, (ii) of any instrument, judgment, order, writ, or decree, (iii) under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (iv) of any provision of federal or state statute, rule or regulation applicable to the Company, in the case of (iii) and (iv), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documentation and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture or nonrenewal of any material permit or license applicable to the Company.
(j)    Agreements; Actions.
(i)    Other than (1) standard employee benefits generally made available to all employees, (2) standard director and officer indemnification agreements approved by the Board of Directors, and (3) the purchase of shares of Capital Stock and the issuance of restricted stock units and options to purchase shares of the Company’s Common Stock, in each instance, approved by the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates, or any affiliate thereof, or the Founders or any affiliate thereof.
(ii)    Except for this Agreement, the Notes and the Post-IPO Stock Purchase Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (1) obligations (contingent or otherwise) of, or payments to, the Company in excess of $[***] or (2) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.
(iii)    The Company has not (1) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (2) incurred any indebtedness for money borrowed individually in excess of $[***] or in excess of $[***] in the aggregate, (3) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (4) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(iv)    For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with that Person) shall be aggregated for purposes of meeting the individual minimum dollar amounts of each such subsection.
(k)    Disclosure. The Company and Purchaser have engaged in a due diligence process, and in connection with that process the Company has made available to Purchaser all the information reasonably available to the Company that Purchaser has requested for deciding whether to enter into this Agreement and acquire the Notes and/or purchase Public Shares pursuant to the Post-IPO Stock Purchase Agreement and all information that the Company believes is reasonably necessary to enable Purchaser to make such a decision, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). Assuming the accuracy of Purchaser’s representations regarding its sophistication with respect to investments in companies similar to the Company and in light of the due diligence process mentioned above, to the Company’s knowledge, no representation or warranty of the Company contained in this Agreement and the exhibits attached hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; provided, however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the type typically contained therein.
(l)    No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its officers or directors, or the Founders, or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Company’s officers or directors, or the Founders, or any members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company’s stock) or, to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors, Founders and/or holders of capital stock of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. To the Company’s knowledge, none of the Company’s officers or directors, or the Founders, or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(m)    Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no holder of capital stock of the Company has entered into any agreements with respect to the voting of capital shares of the Company.
(n)    Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than to the lessors of such property or assets. The Company does not own any real property.
(o)    Financial Statements. The Company has made available to Purchaser its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the fiscal quarter ended December 31, 2025 (such date, the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis throughout the periods indicated, except that the Financial Statements may not contain all footnotes required by US GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than: (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business subsequent to the Balance Sheet Date; and (iii) liabilities and obligations of a type or nature not required under US GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.
(p)    Changes. Since the Balance Sheet Date, there has not been:
(i)    any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not had a Material Adverse Effect;
(ii)    any damage, destruction or loss, whether or not covered by insurance, that have had a Material Adverse Effect;
(iii)    any waiver or compromise by the Company of a valuable right or of a material debt owed to it;
(iv)    any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(v)    any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;
(vi)    any material change in any compensation arrangement or agreement with any employee, officer, director or holder of capital stock;
(vii)    any sale, assignment, exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
(viii)    any resignation or termination of employment of any officer of the Company; and the Company, is not aware of any impending resignation or termination of employment of any such officer;
(ix)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;
(x)    any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(xi)    any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;
(xii)    any sale, assignment or transfer of any Company Intellectual Property that would reasonably be expected to result in a Material Adverse Effect;
(xiii)    to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that would reasonably be expected to result in a Material Adverse Effect; or
(xiv)    any arrangement or commitment by the Company to do any of the things described in this Section 5(p).
(q)    Employee Benefit Plans.
(i)    The Schedule of Exceptions sets forth all employee benefit plans maintained, established or sponsored by the Company, or in or to which the Company participates or contributes, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA and has complied in all material respects with all applicable laws for any such employee benefit plan.
(ii)    Except as set forth in the Schedule of Exceptions or as required by law, upon termination of the employment of any employees of the Company, no severance or other payments will become due. Except as set forth in the Schedule of Exceptions or as required by law, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
(r)    Tax Returns and Payments. The Company has duly and timely filed all tax returns and reports as required by law. These returns and reports are complete, true, and correct in all material respects. The Company has timely paid all taxes and other assessments due. There have been no examinations or audits of any tax returns or reports of the Company by any applicable federal, state, local or foreign governmental agency.
(s)    Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.
(t)    Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express, or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives, or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge threatened, which would have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. The employment of each officer and employee of the Company is terminable at the will of the Company. To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment. To the Company’s knowledge, no officer of the Company or Founder will be departing the Company (as an employee or service provider) imminently. To the Company’s knowledge, during the past three (3) years, none of the officers or directors of the Company, or the Founders, has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iii) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated. No allegation, complaint, charge or claim (formal or otherwise) of sexual harassment on the basis of any protected characteristic under applicable law, including but not limited to sexual harassment, sexual assault, sexual misconduct, discrimination on the basis of any protected characteristic under applicable law, or similar behavior (a “Misconduct Allegation”) have been made against any Founder, or any current or former officer, director, employee, consultant or service provider to the Company in their capacity as such or, to the Company’s knowledge, in any other capacity. The Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement directly or indirectly relating to any Misconduct Allegation against the Company or any current or former officer, director, employee, independent contractor, or service provider of the Company, or any Founder. The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. The Company has not made any representations regarding equity incentives to any officer, employee, director, or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Board of Directors.
(u)    Confidential Information and Invention Assignment Agreements. Each of the Founders and each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to the counsel for Purchaser (each, a “Confidential Information and Invention Assignment Agreement”). The Company is not aware that any of the Founders or its current or former employees or consultants is in violation thereof.
(v)    Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
(w)    Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form made available to counsel for Purchaser. The copy of the minute books of the Company made available to Purchaser’s counsel, if requested, contains minutes of all meetings of directors and holders of capital stock and all actions by written consent without a meeting by the directors and holders of capital stock since November 24, 2025 and reflects all actions by the directors (and any committee of directors) and holders of capital stock with respect to all transactions referred to in such minutes accurately in all material respects.
(x)    Foreign Corrupt Practices Act. Neither the Company nor any of its directors, officers, employees or agents, nor the Founders, have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees, nor the Founders, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

(y)    Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s knowledge, in compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions and (ii) the Company’s privacy policies and public written statements regarding the Company’s privacy or data security practices, except in each case as would not be expected to have a Material Adverse Effect. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company such that privacy requirements require or required the Company to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s confidential information or trade secrets, except in each case as would not be expected to have a Material Adverse Effect.
(z)    83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s Common Stock.
(aa)    USA PATRIOT Act. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is in compliance in all material respects with applicable requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
(bb)    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and, to the extent that such individuals are acting on the Company’s behalf, its directors, officers and employees with applicable Anti-Corruption Laws and applicable Sanctions, and the Company and, to the extent that such individuals are acting on the Company’s behalf, its officers and directors, and to the knowledge of the Company, its employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
6.    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company that:

(a)    Authorization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.
(b)    Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Securities to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. Purchaser either has not been formed for the specific purpose of acquiring the Securities, or each beneficial owner of equity securities of or equity interests in Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(c)    Knowledge. Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.
(d)    Restricted Securities. Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Investors’ Rights Agreement. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
(e)    No Public Market. Purchaser understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

(f)    Legends. Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all the following legends:
(i)    “THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”
(ii)    Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities or any securities issued in respect thereof or exchange therefor.
(g)    Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(h)    Foreign Investment Risk Review Modernization Act. Purchaser represents that it is not a “foreign person” within the meaning defined in 31 C.F.R. Part 800.
(i)    Foreign Investment Regulations. Purchaser represents that any consideration to be paid for Securities pursuant to this Agreement does not derive from activity that is or was contrary to law or from a Person or location that is or was the subject of a United States embargo or other economic sanction and that no consideration to be paid for Securities in accordance with this Agreement will provide the basis for liability for any Person under United States anti-money laundering laws or Sanctions. Purchaser represents that neither Purchaser nor any of its nominees or affiliates is on the specially designated OFAC list or similar European Union watch list.
7.    Conditions of Purchaser’s Obligations at Each Closing. The obligations of Purchaser to the Company under this Agreement to fund each of the Notes and/or purchase Public Shares pursuant to the Post-IPO Stock Purchase Agreement at the applicable Closing is subject to the fulfillment, on or before the applicable Closing, of each of the following conditions, unless otherwise waived by Purchaser:
(a)    Representations and Warranties. (i) Each of the Fundamental Representations (as defined below) made by the Company as of the date of this Agreement shall be, if qualified as to materiality, true and correct in all respects, and, if not so qualified, true and correct in all material respects, as of the date of this Agreement, except for the representations and warranties in the last two sentences of Section 5(i), which shall be true and correct in all respects as of the date of this Agreement and through and including the date of the applicable Closing (without reference to any update to the Schedule of Exceptions), (ii) no breach of any representation or warranty made by the Company as of the date of this Agreement, as set forth in Section 5 of this Agreement (disregarding all qualifications set forth therein relating to “materiality”, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases), shall have caused or resulted in a Material Adverse Effect that is continuing as of the date of the applicable Closing, and (iii) each of the Fundamental Representations made by the Company at the applicable Closing, as set forth in Section 5 of this Agreement and as qualified by the Schedule of Exceptions or updated Schedule of Exceptions, as applicable, delivered by the Company to Purchaser in connection with each applicable Closing, shall have, if qualified as to materiality, been true and correct in all respects, and, if not so qualified, been true and correct in all material respects, on and as of the date of the applicable Closing.
(b)    Material Adverse Effect. No Material Adverse Effect shall have occurred.
(c)    Legal Restrictions. Unless waived by Purchaser, (i) any applicable regulatory waiting period, timing agreements or interim measures imposed by any governmental authority or regulatory authority (and any extension thereof) shall have expired or been waived and (ii) the Company and/or Purchaser shall have obtained all necessary regulatory approvals or clearances. There shall be no judgment, order or other legal obligation or restriction that prohibits Purchaser from purchasing the Public Shares and/or funding the applicable Note to be issued and purchased at such Closing.
(d)    Atlas Agreements. None of the Atlas Agreements or any Subsequent Atlas Agreement entered into on or prior to the date of the applicable Closing shall have been terminated (it being agreed that any amendment and/or restatement of any Atlas Agreements or any Subsequent Atlas Agreement in accordance with the terms thereof shall not be considered a termination); provided, however, a termination for convenience by Purchaser or any of its Affiliates, as applicable, shall in no event relieve Purchaser of its obligations to purchase the Public Shares and/or fund the applicable Note to be issued and purchased at such applicable Closing. There shall be no judgment, order or other legal obligation or restriction that prohibits the respective parties from performing any of their respective obligations under any of the Atlas Agreements or Subsequent Atlas Agreements.
(e)    Liquidation or Default. No Liquidation Transaction or Event of Default (as defined in the Notes) shall have occurred.
(f)    Investment Letter Covenant. The Company shall have [***].
8.    Conditions of the Company’s Obligations at Each Closing. The obligations of the Company to Purchaser under this Agreement at each Closing are subject to the fulfillment, on or before each applicable Closing, of each of the following conditions, unless otherwise waived by the Company:
(a)    Representations and Warranties. The representations and warranties of Purchaser set forth in Section 6 of this Agreement shall be true and correct on and as of the date of the applicable Closing.
(b)    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state or foreign governmental body that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the date of the applicable Closing, other than, with respect to those from a foreign governmental body, the failure of which to obtain would not reasonably be expected to constitute a Material Adverse Effect.
(c)    Legal Restrictions. There shall be no judgment, order or other legal obligation or restriction that prohibits the Company from selling the Public Shares and/or issuing the applicable Note to be issued and purchased at such Closing.
(d)    Atlas Agreements. None of the Atlas Agreements or any Subsequent Atlas Agreement entered into on or prior to the date of the applicable Closing shall have been terminated; provided, however, a termination for convenience by the Company or any of its Affiliates, as applicable, shall in no event relieve the Company of its obligations to sell the Public Shares and/or issue the applicable Note to be issued and purchased at such Closing. There shall be no judgment, order or other legal obligation or restriction that prohibits the respective parties from performing any of their respective obligations under any of the Atlas Agreements or Subsequent Atlas Agreements.
9.    Finder’s Fee. Purchaser represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Company represents that, except as set forth on the Schedule of Exceptions, it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Purchaser agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
10.    Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and the rules and regulations promulgated under each of the foregoing, as each may be amended from time to time, and all other laws, rules and regulations of any jurisdiction that is applicable to the Company or its subsidiaries relating to bribery or corruption.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such first Person.
“Aggregate Requested Funds” means the Requested Funds under a Draw Request plus the Requested Funds under all then-previously funded Draw Requests.
“Atlas Agreements” means [***].

“Business Day” means a day, other than a Saturday, Sunday, or other day on which commercial banks in Wilmington, Delaware, San Francisco, California, and Seattle, Washington are authorized or required by applicable law to close.
“Capital Stock” means the capital stock of the Company, including, without limitation, “Common Stock,” “Class T Common Stock” and “Preferred Stock.”
“Code” means the Internal Revenue Code of 1986, as amended.
    “Delivered Capacity” means committed capacity delivered by Purchaser to the Company through compute products [***] after the date of this Agreement pursuant to any Atlas Agreement or Subsequent Atlas Agreement calculated based on [***] of the delivered [***] as follows: (i) with respect to [***], (ii) with respect to [***], and (iii) with respect to [***]. For illustration purposes only, [***].
“Expiration Date” means the earlier of (i) the date that is thirty (30) months after the date of an occurrence of a Liquidity Event and (ii) the effective time of termination of any of the Atlas Agreements by Purchaser in accordance with the terms thereof, other than a termination for convenience by Purchaser or any of its Affiliates, as applicable.
“Founders” means Dario Amodei, Daniela Amodei, Christopher Olah, Jack Clark, Jared Kaplan, Sam McCandlish and Tom Brown.
“Fundamental Representations” means the representations and warranties of the Company set forth in [***] of this Agreement, as qualified by the Schedule of Exceptions delivered separately by the Company to Purchaser as of the date of this Agreement; provided, [***].
“Investment Letter” means [***].
“IPO” means the initial public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Restated Certificate.
“Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of the Company’s current [***].
“Material Adverse Effect” means any change, event, condition, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a breach of any representations or warranties made by, or a breach of the covenants, agreements, or obligations of, the Company, is, or would reasonably likely to be or become, materially adverse to the business (as currently conducted or proposed to be conducted by the Company), assets (including intangible assets), liabilities, conditions (financial or otherwise), property, results of the operation or prospects of the Company; provided that, notwithstanding the foregoing, none of the following Effects (by themselves or when aggregated with any other Effects) will be taken into account in determining whether there has been a Material Adverse Effect: (a) changes in general economic conditions in the United States or any other jurisdiction in which the Company operates, (b) changes affecting the industry generally in which the Company operates, (c) the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which the Company operates, (d) earthquakes, hurricanes, tornadoes, floods, epidemics/pandemics, or other natural disasters, either in the United States or any other jurisdiction in which the Company operates, (e) changes in applicable law or GAAP after the date of this Agreement or any action required to be taken under any applicable law, in each case of clauses (a) through (e), except to the extent such changes disproportionately affect the Company as compared to other Persons that operate in the industry in which the Company operates, (f) [***], (g) [***]or (h) [***].
“Note” refers to any Original Note or Roll-Over Note issued directly or indirectly pursuant to this Agreement.
“Original Note” means a convertible promissory note in the form attached hereto as Exhibit B.
“Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.
“Post-IPO Stock Purchase Agreement” means the Subscription Agreement in the form attached hereto as Exhibit F.
“Prior Notes” means the Convertible Promissory Notes issued and sold by the Company to the Holder (as defined in the applicable Prior Notes) pursuant to the Prior Purchase Agreements, as amended from time to time, and including any Roll-Over Note or New Roll-Over Note (each as defined in the applicable Prior Purchase Agreement) that may be issued after the date of this Agreement.
“Prior Purchase Agreements” means [***].
“Public Stock Price” means (i) if the corresponding Public Price Determination Date is prior to the date of the occurrence of a Liquidity Event, [***], or (ii) if the corresponding Public Price Determination Date is on or after the date of occurrence of a Liquidity Event, [***].
“Public Stock Price Determination Date” means, with respect to each Draw Request (pursuant to which Purchaser is requested to purchase any Public Shares), the date that the applicable Delivered Capacity Milestone is achieved as determined in accordance with the following tiers, such that if the total Requested Funds under a given Draw Request would cause the Aggregate Requested Funds to cover more than one of the following tiers, then the portion of the Requested Funds under such Draw Request up to each threshold will be allocated to the lower tier with the remainder allocated to the succeeding higher tier(s) until the total Requested Funds under such Draw Request are fully allocated to such succeeding higher tier(s): (a) for Aggregate Requested Funds up to $[***], the first date on which Purchaser has delivered at least [***] of total Delivered Capacity; (b) for Aggregate Requested Funds greater than $[**] and less than $[***], the first date on which Purchaser has delivered at least [***] of total Delivered Capacity; (c) for Aggregate Requested Funds greater than $[***] and less than $[***], the first date on which Purchaser has delivered at least [***] of total Delivered Capacity; or (d) for

Aggregate Requested Funds greater than $[***], the first date on which Purchaser has delivered at least [***] of total Delivered Capacity.
“Restated Certificate” means the Company’s current Amended and Restated Certificate of Incorporation, as may be amended or restated from time to time.
“Roll-Over Note” means any Public Roll-Over Note or Private Roll-Over Note.
“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (i) the US government, including those administered by OFAC or the US Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with jurisdiction over the Company and Purchaser.
“Securities Act” means the Securities Act of 1933, as amended.
“Series G Financing” means the Equity Financing pursuant to which the Company has issued, and is continuing to issue, shares of the Company’s Series G-1 Preferred Stock and Series G-2 Preferred Stock, in each case, pursuant to and in accordance with, the Series G Financing Documents.
“Series G Financing Documents” means the Company’s Series G Preferred Stock Purchase Agreement, dated as of [***], as amended or restated from time to time, the Company’s Amended and Restated Investors’ Rights Agreement, dated as of [***], as amended or restated from time to time (the “Investors’ Rights Agreement”), the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of [***], as amended or restated from time to time, and the Company’s Amended and Restated Voting Agreement, dated as of [***], as amended or restated from time to time (the “Voting Agreement”).
“Subsequent Atlas Agreement” means [***].
“Transaction Documentation” means, collectively, this Agreement, the Investment Letter, the Notes and the Post-IPO Stock Purchase Agreement.
“VWAP Price” means the then-current market price of Public Stock based on the volume-weighted trailing average trading price of Public Stock during the thirty (30) most recent trading days (or if less than thirty (30) trading days have occurred since the date of the occurrence of a Liquidity Event, the total number of trading days that have occurred since the date of a Liquidity Event) as of immediately prior to the Public Stock Price Determination Date, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such other authoritative reporting source as is mutually agreed upon by the parties) for each trading day during the period from 9:30 a.m. (New York City time) on the trading day that is thirty (30) trading days (or the total number of trading days that have occurred since the date of the occurrence of a Liquidity Event, if less than thirty (30) trading days) preceding such date to 4:00 p.m. (New York City time) on the last trading day immediately preceding the Public Stock Price Determination Date.

11.    Miscellaneous.
(a)    Withholding Rights. The parties agree that no amounts payable to a domestic corporation pursuant to this Agreement are required to be deducted and withheld under any provision of currently applicable law. If, as a result of a change in law or facts, any amounts are required to be deducted or withheld from any amount payable under this Agreement or a Note, the Company and its respective Affiliates and authorized agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or the Notes all amounts that are required to be deducted and withheld under any provision of applicable law. In the event that any amounts are so deducted and withheld, such amounts shall be properly remitted with the applicable governmental authority. All such withheld and remitted amounts will be treated for all purposes of this Agreement and the Notes as having been paid to the Person in respect of which such deduction and withholding was made. Purchaser (and applicable successors or assigns) shall provide to the Company a properly completed and executed IRS Form W-9 and, upon reasonable request, such other tax forms and certifications as may be required by any tax authority for the Company or its Affiliates to prepare or file any tax return or to prepare such filings with respect to the Company or any of its Affiliates.
(b)    Tax Treatment. The Company and Purchaser hereby agree that (i) the issuance of a Roll-Over Note, Capital Stock, or both in exchange for issued and outstanding Notes is intended to constitute a reorganization described in Section 368(a)(1)(E) of the Code, and (ii) this Agreement is intended to constitute a “plan of reorganization” described in U.S. Treasury Regulations Section 1.368-1(c), in each case except as otherwise required by applicable law, and neither party shall take any position to the contrary for US tax purposes without prior written notice to the other party.
(c)    Governing Law; Jurisdiction and Venue. This Agreement is governed by the laws of the State of Delaware without regard to principles of conflict of laws that would refer a matter to the laws of another jurisdiction. With respect to any proceeding or action arising out of or in any way relating to this Agreement (whether in contract, tort, equity or otherwise), the parties irrevocably consent to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and to the extent such Court of Chancery lacks jurisdiction over the matter, and the federal courts located in Wilmington, Delaware, and knowingly, intentionally, and irrevocably waive their right to trial by jury.
(d)    Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Purchaser or the Company.
(e)    Entire Agreement. This Agreement and the other Transaction Documentation, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

(f)    Amendments and Waivers. Except as otherwise expressly set forth herein, any term of this Agreement may be amended or waived only with the written consent of the Company and Purchaser. Any amendment or waiver effected in accordance with this Section 11(f) shall be binding upon Purchaser and each transferee of the Securities, each future holder of all such Securities, and the Company.
(g)    Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators, and legal representatives. Neither the Company nor Purchaser may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the other party; provided that Purchaser may assign this Agreement to Amazon.com, Inc. and/or its Affiliates (an “Affiliate Transfer”) in connection with a transfer of a Note or Notes to such Affiliate; provided that such Affiliate is treated as a United States person for U.S. federal income tax purposes and shall execute and deliver to the Company a copy of this Agreement. Notwithstanding anything to the contrary in this Section 11(g), Purchaser only may assign this Agreement in connection with the transfer of a Note to any Person if the beneficial owner of this Agreement is a United States person for U.S. federal income tax purposes.
(h)    Notices. All notices under this Agreement will be given in writing by nationally recognized overnight courier service, certified mail (return receipt requested), or personal delivery to the other party at the address set forth below, or via email to the email address or addresses provided below for such party. Any such notice will be effective: (i) upon delivery, when delivered personally; (ii) upon delivery, when sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day; or (iii) three (3) Business Days after delivery, when delivered by certified mail (return receipt requested) or by a nationally recognized courier service.
If to Purchaser:
Amazon Web Services, Inc.
c/o Amazon.com, Inc.
[***]
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
[***]
If to the Company:
Anthropic, PBC
[***]
with a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP

[***]
(i)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties hereto agree to renegotiate such provision in good faith. In the event the parties hereto cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
(j)    Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole, including exhibits and schedules hereto, and not to any particular provision of this Agreement. Where a reference herein is made to an agreement, instrument, or applicable law, such reference is to (i) such agreement, instrument, or applicable law as amended, restated, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of applicable law, by succession of comparable successor applicable law, and (ii) to all attachments thereto and instruments incorporated therein (as the same may be amended, restated, modified, supplemented or waived). Pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”
(k)    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of an electronic or scanned copy will have the same force and effect as execution of an original, and an electronic or scanned signature will be deemed an original and valid signature.
(l)    Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11(c) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Purchaser would have entered into this Agreement. The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11(l) shall not be required to provide any bond or other security in connection with any such order.

(m)    Lock-up Agreement.
(i)    Lock-up Period; Agreement. If so requested by the Company or the underwriters in connection with the IPO of the Company’s securities registered under the Securities Act, Purchaser shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for a period not to exceed 180 days from the effective date of the registration statement, and Purchaser shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering.
(ii)    Limitations. The obligations described in Section 11(m)(i) shall apply only if all officers and directors of the Company are subject to similar restrictions and the Company obtains a similar agreement from all securityholders of the Company who hold at least 5% of the Company’s outstanding securities, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. Any discretionary waiver or termination of the obligations described in this Section 11(m) by the Company or the underwriters to any securityholder shall apply pro rata to Purchaser.
(iii)    Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of Purchaser (and the securities of every other Person subject to the restrictions in this Section 11(m)) (other than in connection with an Affiliate Transfer).
(iv)    Transferees Bound. Purchaser agrees that prior to the Company’s IPO it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all the provisions of this Section 11(m).
[Signature Pages Follow]

The parties have executed this 2026 Stock Purchase and Convertible Note Facility Agreement as of the date first written above.

THE COMPANY:

ANTHROPIC, PBC

By:	/s/ Krishna Rao
(Signature)

Name:	Krishna Rao
Title:	Chief Financial Officer

Address:
[***]
[Signature Page to 2026 Stock Purchase and Convertible Note Purchase Facility Agreement]

The parties have executed this 2026 Stock Purchase and Convertible Note Facility Agreement as of the date first written above.

PURCHASER:

AMAZON WEB SERVICES, INC.

By:	/s/ Dan Grossman
(Signature)

Name:	Dan Grossman
Title:	Authorized Signatory
[Signature Page to 2026 Stock Purchase and Convertible Note Purchase Facility Agreement]

EXHIBIT A
SCHEDULE OF INVESTMENT
[***]

EXHIBIT B
FORM OF ORIGINAL NOTE
[***]

EXHIBIT C
FORM OF PRIVATE ROLL-OVER NOTE
[***]

EXHIBIT D
FORM OF PUBLIC ROLL-OVER NOTE
THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
CONVERTIBLE PROMISSORY NOTE

$[●]	[_____], 202[_]
California, United States
For value received, Anthropic, PBC, a Delaware public benefit corporation (the “Company”), promises to pay to Amazon Web Services, Inc. (the “Holder”), the principal sum of [written dollar amount] dollars ($[●]). No interest shall accrue on this Convertible Promissory Note (this “Note”). Capitalized terms not defined in this Note shall have the meaning given to them in that certain 2026 Stock Purchase and Convertible Note Purchase Facility Agreement, by and between the Company and the Holder, dated as of April 20, 2026 (the “Purchase Agreement”). This Note is subject to the following terms and conditions.
1.    Basic Terms.
(a)    Maturity. While this Note is outstanding, subject to Sections 2, 3 and 4 below, principal and any accrued but unpaid interest under this Note shall be due and payable upon demand of the Holder at any time after [_____], 203[_]1 (the “Maturity Date”). Notwithstanding the foregoing, (x) in the event of any “Event of Default” set forth in clauses (i) or (v) of the definition of “Event of Default” below, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon (the “Balance Amount”), shall become immediately due and payable upon demand of the Holder, and (y) in the event of any “Event of Default” set forth in clauses (ii), (iii), or (iv)(B) of the definition of “Event of Default” below, the Balance Amount that is not elected by the Holder to be converted pursuant to Section 2(b) shall be subject to repayment by the Company in five (5) equal installments [***]. As used herein, the occurrence of any of the following shall be an “Event of Default”: (i) the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any
1 NTD: To be 10 years from the date of issuance.

petition for relief under the federal bankruptcy act or becoming the subject of any other bankruptcy or similar court proceeding for the general adjustment of its debt or for its liquidation which petition continues without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company (including without limitation an assignment for the benefit of creditors), (ii) the Company’s failure to pay any of the principal and interest payable under the Notes or the Prior Notes (as defined below) when due and payable, provided that any such failure to pay any of the principal and interest under the Notes or the Prior Notes when due and payable is not fully cured within five (5) Business Days of written notice by the Holder to the Company specifying the amount due and payable and the required date of payment, (iii) the material breach by the Company of any provision of any of the Notes or the Prior Notes (other than the failure to pay any of the principal and interest payable under the Prior Notes when due and payable) or the Investment Letter, which breach (a) in any event, if capable of cure, is not fully cured within ten (10) Business Days of written notice to the Company specifying the facts and circumstances giving rise to such breach in reasonable detail and (b) does not arise out of or directly result from the Holder’s failure to fund any Note or purchase any Public Shares in the event that the Holder was required to fund such Note or purchase such Public Shares pursuant to the Purchase Agreement, (iv) the termination of any of the Atlas Agreements as a result of a material breach by the Company, or (v) the Company shall (A) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution) or (B) take any action to authorize any of the actions or events set forth above in this Section 1(a)(v).
Within three (3) Business Days after the Company obtains knowledge of the occurrence of an Event of Default, the Company shall notify the Holder of such Event of Default. Additionally, upon the occurrence of an Event of Default, the Holder shall have the rights set forth in Section 2(b) below.
(b)    Payment; No Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. The Company may not prepay this Note without the written consent of the Holder. [***]
2.    Conversion.
(a)    Maturity Conversion. On the date that is two (2) Business Days prior to the Maturity Date, such portion of any outstanding Balance Amount as would cause the Holder to receive shares of N-Class Common Stock without violating the Conversion Limitation shall automatically be converted into shares of N-Class Common Stock pursuant to the terms hereof (a “Threshold Maturity Conversion”). Additionally, the Holder shall have the right to convert any remaining outstanding Balance Amount into shares of N-Class Common Stock without regard to the Ownership Threshold, on the date that is two (2) Business Days prior to the Maturity Date, and at any time on or after the Maturity Date, until the Balance Amount is converted or paid in full (an “Additional Maturity Conversion”). In the event that the Holder desires to trigger an Additional Maturity Conversion, then the Holder shall deliver a written notice to the Company, which notice shall indicate the portion of the remaining Balance Amount to be converted in an amount that exceeds the Ownership Threshold and the applicable conversion price in accordance with the terms of this Note (such conversion election, a “Maturity Date Election”). The portion of the Balance Amount to be automatically converted pursuant to the Maturity Date Election shall convert pursuant to Section 2(c) below. Any remaining Balance Amount that shall remain outstanding following the Threshold Maturity Conversion and any Additional Maturity Conversion shall be subject to repayment by the Company in [***].
(b)    Event of Default Conversion. Upon an Event of Default, or at any point on or after the Event of Default until the Balance Amount is paid in full following a demand for such payment by the Holder in accordance with Section 1(a), the Holder shall have the right to convert all or any portion of the outstanding Balance Amount into shares of N-Class Common Stock pursuant to the terms hereof. In the event that the Holder desires to convert any portion of the Balance Amount into shares of N-Class Common Stock as of the date of the Event of Default, or at any point on or after the Event of Default, then the Holder shall deliver a written notice to the Company, which notice shall indicate the portion of the Balance Amount to be converted, the applicable conversion price in accordance with the terms of this Note, and any remaining Balance Amount that shall remain outstanding or shall be subject to repayment by the Company in accordance with Section 1(a) (such conversion election, an “Event of Default Election” and, together with a Maturity Date Election and a Liquidation Election (as defined below), each a “Pending Conversion Election”).
(c)    Terms of Conversion.
(i)    Conversion Shares. Subject to Section 3 and Section 4 below, if (x) there is a Threshold Maturity Conversion, or (y) the Holder delivers a Maturity Date Election or an Event of Default Election to the Company, the Company will issue to the Holder upon the applicable Pending Conversion Closing Date (as defined below), in each case subject to the Conversion Limitation, a number of shares of N-Class Common Stock equal to the applicable Balance Amount being converted divided by the Roll-Over Note Conversion Price.
(ii)    Documents. The issuance of shares of N-Class Common Stock upon such conversion shall be pursuant to and subject to the conditions set forth in the Post-IPO Stock Purchase Agreement and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and other corporate governing documents, as determined by the Company and its investors in their sole discretion. In connection with such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company the Post-IPO Stock Purchase Agreement and any ancillary agreements required thereby.
(iii)    Definitions.
(1)    “Affiliate Transfer” means, notwithstanding anything to the contrary in this Note, a transfer of this Note in whole or in part to Amazon.com, Inc. and/or its Affiliates.
(2)    “Business Day” means a day, other than a Saturday, Sunday, or other day on which commercial banks in Wilmington, Delaware, San Francisco, California, and Seattle, Washington are authorized or required by applicable law to close.
(3)    “Capital Stock” means the capital stock of the Company, including, without limitation, “Common Stock,” “Class T Common Stock” and “Preferred Stock.”

(4)    “Conversion Limitation” means that, without the prior written waiver of the Holder, which may be provided at the sole discretion of the Holder, and subject to [***], no portion of the Balance Amount shall convert (i) to the extent that such conversion would cause the Holder to receive shares of Capital Stock such that the Holder’s ownership of the Company following such conversion exceeds twelve percent (12%) of the Partially Diluted Capitalization (the “Ownership Threshold”), and (ii) without (a) the expiration or waiver of any regulatory waiting period, timing agreements or interim measures imposed by any regulatory authority (and any extension thereof) applicable to such conversion, or (b) the Holder having obtained all necessary regulatory approvals or clearances applicable to such conversion.
(5)    “Liquidation Transaction” shall have the meaning set forth in the Restated Certificate; provided, however, that following a Liquidity Event (as defined below), “Liquidation Transaction” shall have the meaning set forth in the most recent Restated Certificate preceding the Liquidity Event that contains such a definition.
(6)    “N-Class Common Stock” means shares of a series of Common Stock having the identical rights, privileges, preferences and restrictions as the shares of the Company’s standard Common Stock, other than with respect to voting rights, as all such shares of N-Class Common Stock shall be non-voting for all purposes.
(7)    “Roll-Over Note Conversion Price” means the Public Stock Price applicable to this Note.
(8)    “Partially Diluted Capitalization” means the outstanding capitalization of the Company on a post-money, as-converted basis after giving effect to (i) the Liquidation Transaction or Quarterly Conversion, as applicable, (ii) the conversion of any convertible securities (including but not limited to any of the Notes and Prior Notes) in connection therewith, and (iii) any issued and outstanding Company equity incentive awards or other convertible or exercisable securities then-outstanding.
3.    Liquidation Transaction. In the event of a Liquidation Transaction prior to repayment or conversion in full and/or termination of this Note, the Company shall give the Holder at least ten (10) Business Days’ advance notice of the anticipated closing of such Liquidation Transaction. The Holder shall then receive immediate payment of the Balance Amount in cash upon the closing of such Liquidation Transaction, in accordance with the liquidation preference set forth in Section 6 below.
4.    Quarterly Conversions.
(a)    The Balance Amount shall automatically be converted into shares of the Company’s N-Class Common Stock at the closing of each fiscal quarter at a price per share equal to the Roll-Over Note Conversion Price, subject in each case to the Conversion Limitation (each such conversion, a “Quarterly Conversion”). If the full Balance Amount cannot be automatically converted in connection with any Quarterly Conversion without violating the Conversion Limitation, then such portion of the Balance Amount as would cause the Holder to violate the Conversion Limitation shall remain outstanding and the aggregate principal balance of this Note shall be commensurately decreased in connection with such Quarterly Conversion (the “Balance Amount Decrease” and any remaining Balance Amount following such Balance Amount Decrease, the “Remaining Balance”) and the Company shall immediately execute and issue to the Holder a new Note that is substantially identical to this Note (other than with respect to the principal amount) reflecting the Remaining Balance as of immediately after such Quarterly Conversion, and this Note shall be immediately cancelled and the Company shall have no further obligations under this Note.
(b)    If the Conversion Limitation prevents the conversion of all outstanding Notes and Prior Notes in connection with any Quarterly Conversion, then such Notes and Prior Notes shall convert to N-Class Common Stock in order of their issuance by the Company, subject to the Conversion Limitation.
5.    Mechanics and Effect of Conversion.
(a)    Upon each conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Balance Amount being converted including without limitation the obligation to pay such portion of the Balance Amount.
(b)    Upon the conversion of this Note to shares of N-Class Common Stock, the Company shall deliver to the Holder a notice of issuance (or digital representation thereof), representing the number of shares of N-Class Common Stock (excluding any fractional share) issuable by reason of such conversion in such name or names and such denomination or denominations as the Holder has specified.
(c)    No fractional shares shall be issued upon conversion of this Note and the right to receive cash in lieu of any fractional share is hereby waived.
(d)    In connection with a Threshold Maturity Conversion or following receipt by the Company of a Pending Conversion Election (each such conversion, a “Pending Conversion”), the Company and the Holder shall cooperate in good faith to evaluate and, if determined appropriate (based on advice of counsel), make, prepare, and deliver to applicable regulatory authorities any notice, filings, or other submissions necessary or advisable (based on advice of counsel) in connection with the Holder’s conversion and thereafter the Company and the Holder will use commercially reasonable efforts to take such actions as are necessary or advisable (based on advice of counsel) to obtain any necessary regulatory approvals or confirmations required or advisable to fully satisfy such conversion; provided that such commercially reasonable efforts shall not include any obligation of the Holder (or its Affiliates) to engage in litigation or any formal dispute proceedings, sell or divest any business lines or assets, or cease or otherwise limit engaging in any business or commercial activities. Any Balance Amount that is subject to a Pending Conversion will remain outstanding (and may not be subject to repayment by the Company) until the first to occur of (i) the conversion of such Balance Amount following either (x) receipt of any necessary or advisable regulatory notices, filings, approvals, confirmations, and/or expiry of applicable waiting periods, or (y) the determination by the Company and the Holder that no such regulatory notices, filings, approvals, confirmations, and/or expiry of applicable waiting periods are required, in which case the conversion of such Balance Amount into shares of N-Class Common Stock at the applicable conversion price set forth in this Note will take place and become effective on the second Business Day following the first to occur of either (x) or (y) (such date, the “Pending Conversion Closing Date”), and (ii) the written withdrawal (exercisable at any time in the sole discretion of the Holder) of the applicable Pending Conversion by the Holder, following which such Balance

Amount shall at the direction in writing of the Holder either (A) be repaid in full by the Company within 30 days of the Company’s receipt of such written withdrawal if the Pending Conversion was made pursuant to Section 2(a), or (B) remain outstanding and subject to the terms of this Note.
6.    Liquidation Preference. In the event of a liquidation, dissolution or Liquidation Transaction, the Holder’s right to repayment upon such liquidation, dissolution or Liquidation Transaction will be [***].
7.    Authorization of Common Stock. In the event of a Pending Conversion Election prior to repayment or conversion in full and/or termination of this Note, the Company shall use best efforts to obtain the requisite approvals and consents to authorize and reserve the number of shares of N-Class Common Stock equal to the number of shares of N-Class Common Stock into which the Holder intends to convert this Note pursuant to such Pending Conversion Election; provided, that failure to authorize and reserve such number of shares of N-Class Common Stock, including by reason of failure to obtain requisite approvals and consents, shall be deemed to be a material breach hereof.
8.    Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.
9.    Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.
10.    Miscellaneous.
(a)    Governing Law. This Note is governed by the laws of the State of Delaware without regard to principles of conflict of laws that would refer a matter to the laws of another jurisdiction. With respect to any proceeding or action arising out of or in any way relating to this Note (whether in contract, tort, equity or otherwise), the parties irrevocably consent to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and to the extent such Court of Chancery lacks jurisdiction over the matter, the federal courts located in Wilmington, Delaware, and knowingly, intentionally, and irrevocably waive their right to trial by jury.
(b)    Entire Agreement. This Note, together with the Purchase Agreement, the other Notes, and the documents referred to herein and therein, constitute the entire agreement and understanding between the Company and the Holder relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

(c)    Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10(c) shall be binding upon the Company, the Holder and each transferee of any Note.
(d)    Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, (i) the Company may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Holder, and (ii) the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company; provided, that no such consent shall be required in the case of an Affiliate Transfer in connection with a transfer of this Note to such Affiliate so long as such Affiliate is treated as a United States person for U.S. federal income tax purposes and notice is provided to the Company of any such transfer promptly following such Affiliate Transfer. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company (not to be unreasonably withheld, conditioned or delayed). Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. Notwithstanding anything to the contrary in this Section 10(d), Holder only may assign, pledge or otherwise transfer the Note or all or any part of its rights or obligations in the Note to any Person if the beneficial owner of the Note or such obligations and rights is a United States person for U.S. federal income tax purposes.
(e)    Tax Treatment. The Company and the Holder hereby agree that this Note is intended to be treated as equity for US tax purposes except as otherwise required by applicable law, and neither party shall take any position to the contrary for US tax purposes without prior written notice to the other party.
(f)    Notices. All notices under this Note will be given in writing by nationally recognized overnight courier service, certified mail (return receipt requested), or personal delivery to the other party at the address set forth below, or via email to the email address or addresses provided below for such party. Any such notice will be effective: (i) upon delivery, when delivered personally, (ii) upon delivery when sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on recipient’s next business day, or (iii) three Business Days after delivery, when delivered by certified mail (return receipt requested) or by a nationally recognized courier service.
If to the Holder:
Amazon Web Services, Inc.
c/o Amazon.com, Inc.
[***]
with a copy (which shall not constitute notice) to:
Fenwick & West LLP

[***]
If to the Company:
Anthropic, PBC
[***]
with a copy (which shall not constitute notice) to:
[***]
(g)    Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, the parties hereto agree to renegotiate such provision in good faith. In the event the parties hereto cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Note, (ii) the balance of this Note shall be interpreted as if such provision were so excluded, and (iii) the balance of this Note shall be enforceable in accordance with its terms.
(h)    Construction. This Note is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Note shall be deemed to be the product of all the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder,” and similar terms in this Note refer to this Note as a whole, including the schedule hereto, and not to any particular provision of this Note. Where a reference herein is made to an agreement, instrument, or applicable law, such reference is to (i) such agreement, instrument, or applicable law as amended, restated, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of applicable law, by succession of comparable successor applicable law, and (ii) to all attachments thereto and instruments incorporated therein (as the same may be amended, restated, modified, supplemented or waived). Pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”
(i)    Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Convertible Promissory Note as of the date first set forth above.

THE COMPANY:

ANTHROPIC, PBC

By:
(Signature)

Name: Krishna Rao
Title: Chief Financial Officer

AGREED TO AND ACCEPTED:

THE HOLDER:

AMAZON WEB SERVICES, INC.

By:
(Signature)

Name:

Schedule A
[***]

EXHIBIT E
FORM OF DRAW REQUEST
[***]

EXHIBIT F
FORM OF POST-IPO STOCK PURCHASE AGREEMENT
[***]

EXHIBIT G
FORM OF AMENDED AND RESTATED VOTING AGREEMENT
[***]